Exhibit 3.11

ARTICLES OF AMENDMENT
(General Business)

To the Secretary of State of the State of Idaho

Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1. The name of the corporation is: Systems Evolution, Inc.
If the corporation has been administratively dissolved and the corporate name is no longer available for use, the amendment(s) below must include a change of corporate name.

2. The text of each amendment is as follows:

Pursuant to resolution of the holders of a majority of the outstanding shares of common stock and the Board of Directors, the Company will amend their Certificate of Incorporation to increase the number of common shares the Company is authorized to issue to 750,000,000. The amendment will become effective upon the proper filing of Certificate of Amendment to the Certificate of Incorporation.

3. The date of adoption of the amendment(s) was: September 22, 2004.

4. Manner of adoption (check one):

____The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors.

____None of the corporation's shares have been issued and was, therefore, adopted by the incorporator

The number of shares outstanding and entitled to vote was 52,286,442.

The number of shares cast for and against each amendment was:
Amended article                   Shares for                     Shares against

                               27,178,000

Dated:  September 22, 2004
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Signed: /s/ Robert C. Rhodes
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Typed Name: Robert C. Rhodes
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Capacity:  Chief Executive Officer
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